Exhibit 99.2(k)

1095 Avenue of the Americas New York, NY 10036-6797 +1 212 698 3500 Main +1 212 698 3599 Fax www.dechert.com

September 18, 2013

THL Credit Senior Loan Fund

100 Wall St.

11th Floor

New York, NY 10005

Dear Ladies and Gentlemen:

This opinion is given in connection with the filing by THL Credit Senior Loan Fund, a Delaware statutory trust (the “Fund”), to the Registration Statement on Form N-2 (File No. 333-190325) (“Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), and under the Investment Company Act of 1940, as amended (the “1940 Act”), relating to common shares of beneficial interest of the Fund. The authorized common shares of beneficial interest of the Fund are hereinafter referred to as the “Common Shares.”

We have examined the following Fund documents: (1) the Fund’s Amended and Restated Agreement and Declaration of Trust (the “Declaration of Trust”); (2) the Fund’s By-Laws; (3) each of the registration statement filings made with the Securities and Exchange Commission (“SEC”); (4) pertinent provisions of the laws of the State of Delaware; and (5) such other Fund records, certificates, documents and statutes that we have deemed relevant in order to render the opinions expressed herein.

Based on such examination, we are of the opinion that:

1.             The Fund is a statutory trust duly organized, validly existing, and in good standing under the laws of the State of Delaware; and

2.             When the Common Shares have been sold by the Fund and delivered against payment therefor, the Common Shares will be validly issued and purchasers of the Common Shares will not have any obligation to make payments to the Fund or its creditors (other than the purchase price for the Common Shares) or make contributions to the Fund or its creditors solely by reason of the purchaser’s ownership of the Common Shares.

This letter expresses our opinion as to the Delaware statutory trust law, but does not extend to the securities or “Blue Sky” laws of the State of Delaware or to federal securities or other laws.

We express no opinion as to any other matter other than as expressly set forth above and no other opinion is intended or may be inferred herefrom. The opinions expressed herein are given as of the date hereof and we undertake no obligation and hereby disclaim any obligation to advise you of any change after the date of this opinion pertaining to any matter referred to herein.

We consent to the filing of this opinion with the SEC as an exhibit to the Registration Statement and to the reference to Dechert LLP as counsel to the Registrant in the Fund’s Registration Statement. In giving such consent, however, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act and the rules and regulations thereunder.

Very truly yours,

/s/ Dechert LLP
Dechert LLP